EXHIBIT 10.4

FORM OF
FIRST AMENDMENT
TO
SOUTHERN MICHIGAN BANK & TRUST
DEFERRED COMPENSATION AGREEMENT
For
<NAME>

          THIS AMENDMENT executed on this ________ day of __________________, 2004, by and between SOUTHERN MICHIGAN BANK & TRUST, a state commercial bank located in Coldwater, Michigan (the "Company") and <NAME> (the "Executive").

          The Company and the Executive executed the SOUTHERN MICHIGAN BANK & TRUST Deferred Compensation Agreement dated December 15, 2003 (the "Agreement"). Pursuant to the power of amendment reserved by Article 9 of the Agreement, the undersigned hereby amend, in part, said Agreement for the purpose of amending the pre-retirement death benefit and adding definitions for Projected Benefit and Net Death Proceeds. Therefore:

                    Article 1, Section 1.15 shall be added to the Agreement as follows:

                    1.15  "Net Death Proceeds" means the amount of total death proceeds that exceeds cash surrender value for any bank-owned life insurance policy on the Executive's life for which the Company is owner and beneficiary. Any such policy shall be a general asset of the Company, and neither the Executive nor his/her beneficiaries shall have any preferred or secured claim to such policy.

                    Article 1, Section 1.16 shall be added to the Agreement as follows:

                    1.16  "Projected Benefit" means the amount the Deferral Account would have been assuming (i) the Executive lived to Normal Retirement Age; (ii) the Executive continued to make contributions from the date of death until Normal Retirement Age at a contribution rate equal to the average of the Executive's deferrals for the twelve (12) months prior to death; and (iii) interest continued to be credited at the rate in effect as of the date of death, with such rate not to exceed seven percent (7%).

                    Article 5, Section 5.1 shall be deleted in its entirety and replaced with Article 5, Section 5.1 below:

          5.1          Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

                    5.1.1          Amount of Benefit. The benefit under Section 5.1 is the Deferral Account balance at the date of the Executive's death.

                    5.1.2          Payment of Benefit. The Company shall pay the benefit to the beneficiary in the form of a lump sum amount payable within 90 days of the death of the Executive.

                    5.1.3          Supplemental Death Benefit. The Company shall pay to the beneficiary a Supplemental Death Benefit. This Supplemental Death Benefit will be the Projected Benefit as defined in Section 1.15. However, the Projected Benefit shall not exceed the amount of Net Death Proceeds of any insurance policy(ies) in which the Company is the owner and the Executive is the insured. The Company shall pay the benefit to the beneficiary in One Hundred Eighty (180) consecutive equal monthly installments commencing within sixty (60) days of the Executive's death and payable on the first of each month thereafter.

Director:	Company:

Southern Michigan Bank & Trust

By
<NAME>
Title